EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-44017 and 333-88530 on Form S-8 and Registration Statement Nos. 333-129280, 333-136831 and 333-139812 on Form S-3 of our reports dated March 28, 2008, relating to the consolidated financial statements of Lipid Sciences, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i.) the Company’s ability to continue as a going concern and ii.) the adoption on January 1, 2006 of Statement of Financial Accounting Standards No.123 (revised 2004), “Share Based Payment”) and on the effectiveness of Lipid Sciences, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lipid Sciences, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 28, 2008